Exhibit 5.1

August 25, 2010

Del Global Technologies Corp.

100 Pine Aire Drive

Bay Shore, New York 11706

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Del Global Technologies Corp., a New York corporation (the “Company”), in connection with the filing of its registration statement on Form S-1 (the “Registration Statement”) relating to the registration of 24,999,224 shares (the “Shares”) of the Company’s common stock, par value $0.10 per share (the “Common Stock”) to be sold for an aggregate purchase price of up to $15,000,000, issuable upon exercise of rights (the “Rights”) to be distributed to holders of record of shares of the Common Stock as of the record date for a proposed rights offering by the Company.

This opinion letter is being delivered at the request of the Company and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated by the Securities and Exchange Commission (the “Commission”).

We advise you that we have examined originals or copies certified or otherwise identified to our satisfaction of the Registration Statement, the prospectus forming a part thereof (the “Prospectus”), the form of certificate to represent the Rights, the Certificate of Incorporation and By-laws, each as amended to date, the form of amendment to the Certificate of Incorporation, as amended to date, to increase the authorized shares of Common Stock from 50 million shares of Common Stock to 100 million shares of Common Stock (the “Charter Amendment”), the form of proxy and proxy card as filed with the Commission approving the Charter Amendment and corporate proceedings of the Company, and such other documents, instruments and certificates of officers and representatives of the Company and of public officials, and we have made such examination of law, as we have deemed appropriate as the basis for the opinion hereinafter expressed. In making such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity and completeness of documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies, and the authenticity and completeness of the originals of such latter documents.

August 25, 2010

Based upon the foregoing, we are of the opinion that (i) assuming shareholder approval by holders of shares of Common Stock representing more than 50% of the issued and outstanding shares of Common Stock of the Company of the Charter Amendment (“Shareholder Approval”) and acceptance by the state of New York of the filing of the Charter Amendment, the Rights have been duly authorized and, following Shareholder Approval and acceptance by the state of New York of the filing of the Charter Amendment, when issued, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity), and (ii) assuming Shareholder Approval and acceptance by the state of New York of the filing of the Charter Amendment, the Shares have been duly authorized, and, following Shareholder Approval and acceptance by the state of New York of the filing of the Charter Amendment, when the Shares are issued upon the exercise of the Rights in accordance with their terms as described in the Registration Statement, including payment of the subscription price, the Shares will be duly and validly issued, fully paid and non-assessable.

We are members of the Bar of the State of New York. We express no opinion as to the effects of any laws, statutes, regulations or ordinances other than the laws of the State of New York and of the United States of America.

This opinion is given as of the date hereof and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in fact or law that may hereafter occur.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to our firm under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not thereby concede that our firm is within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Olshan Grundman Frome Rosenzweig & Wolosky LLP
OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP